METHODE ELECTRONICS, INC. REPORTS
FISCAL 2016 SECOND-QUARTER SALES AND EARNINGS

Repurchased 710,502 Shares under Share Repurchase Program

Chicago, IL -December 10, 2015 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced financial results for the Fiscal 2016 second quarter ended October 31, 2015.

Second Quarter Fiscal 2016
Methode's second-quarter Fiscal 2016 net sales decreased $21.3 million, or 9.3 percent, to $208.4 million from $229.7 million in the same quarter of Fiscal 2015. Year over year, currency rate fluctuations decreased net sales $4.6 million.

Net income decreased $4.8 million to $21.2 million, or $0.54 per share, in the second quarter of Fiscal 2016 from $26.0 million, or $0.66 per share, in the same period of Fiscal 2015.

Year over year, Fiscal 2016 second-quarter net income was negatively affected by:

•	lower sales in the Automotive, Interface, Power Products and Other segments;

•	increased expenses for legal and other professional fees of $2.1 million;

•	manufacturing inefficiencies due to lower sales in the Interface and Power Products segments;

•	higher wage, benefit and stock award compensation expense of $0.7 million;

•	increased severance expense of $0.5 million; and

•	higher amortization expense of $0.2 million.

Year over year, Fiscal 2016 second-quarter net income benefitted from:

•	lower bonus expense of $4.4 million;

•	lower effective income tax rate that decreased from 25.1 percent to 21.2 percent;

•
favorable currency impact on raw materials and labor costs in foreign operations, favorable commodity pricing of raw materials, and increased production at the Company’s lower-cost manufacturing facility in the Automotive segment; and

•	decreased raw material and direct labor costs in the Interface segment.

Consolidated gross margins as a percentage of sales declined to 24.4 percent in the Fiscal 2016 second quarter compared to 26.2 percent in the Fiscal 2015 period primarily as a result of manufacturing inefficiencies related to decreased sales in the Power Products segment, partially offset by favorable currency impact on raw materials and labor costs, as well as favorable commodity pricing of raw materials and manufacturing efficiencies due to increased production at the Company’s lower-cost manufacturing facility in the Automotive segment.

Selling and administrative expenses as a percentage of net sales increased to 11.8 percent for the Fiscal 2016 second quarter compared to 11.1 percent in the same period last year. Selling and administrative expenses decreased $0.9 million, or 3.5 percent, to $24.5 million in the Fiscal 2016 second quarter compared to $25.4 million in the prior-year second quarter due primarily to lower bonus expense, partially

Methode Electronics, Inc. Reports Fiscal 2016 Second-Quarter Financial Results

offset by higher legal, professional services, severance, wage, fringe, stock award compensation and amortization expenses.

In the Fiscal 2016 second quarter, income tax expense decreased $3.0 million to $5.7 million from $8.7 million in the Fiscal 2015 second quarter. The Company’s effective tax rate decreased to 21.2 percent in the Fiscal 2016 second quarter compared to 25.1 percent in the previous second quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2016 second quarter to the same period of Fiscal 2015,

•	Net sales decreased 3.1 percent attributable to:

•
a 9.8 percent sales decline in North America due to lower volume of the Ford center console program, which substantially completed production at the end of Fiscal 2015, as well as pricing concessions, partially offset by higher General Motors' center console and transmission lead frame assembly product volume; partially offset by

•	a 3.8 percent sales increase in Europe primarily driven by improved tooling sales and increased hidden switch product volume partially offset by unfavorable currency rate fluctuations; and

•
a 15.2 percent sales increase in Asia as the result of greater transmission lead frame assembly, linear position and interior lighting product volume, partially offset by lower steering-angle sensor product volume.

•
Gross margins as a percentage of sales improved to 26.9 percent from 25.9 percent due to favorable commodity pricing of raw materials and favorable currency rate on raw materials and labor costs, partially offset by price concessions.

•
Income from operations increased 0.3 percent as the result of favorable commodity pricing of raw materials and favorable currency rate on raw materials and labor costs, partially offset by lower sales and pricing concessions.

Comparing the Interface segment's Fiscal 2016 second quarter to the same period of Fiscal 2015,

•	Net sales decreased 11.8 percent attributable to:

•	a 56.5 percent sales decrease in Asia due to lower radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt;

•	a 9.8 percent sales decline in North America driven by decreased appliance and data solutions product volume, partially offset with higher radio remote control volume; and

•	a 5.2 percent sales decrease in Europe as the result of lower radio remote control volume partially offset by higher data solutions and sensor volume.

•
Gross margins as a percentage of sales increased to 26.3 percent from 25.9 percent due to sales mix and decreased raw material and direct labor costs, partially offset by manufacturing inefficiencies due to reduced sales.

•
Income from operations declined 70.8 percent primarily as the result of increased legal, intangible asset amortization and travel expenses, as well as lower sales, partially offset by favorable sales mix and decreased raw material and direct labor costs.

Comparing the Power Products segment's Fiscal 2016 second quarter to the same period of Fiscal 2015,

•	Net sales decreased 45.4 percent attributable to:

•	a 56.0 percent sales decline in Europe due to lower bypass switch and busbar product volume;

•	a 50.0 percent sales decline in North America as the result of lower datacom product volume; and

•	a 29.8 percent sales decrease in Asia driven by reduced busbar and cabling products volume.

•	Gross margins as a percentage of sales decreased to 9.3 percent from 31.9 percent due to manufacturing inefficiencies from lower sales.

Methode Electronics, Inc. Reports Fiscal 2016 Second-Quarter Financial Results

•	Income from operations decreased 91.1 percent as the result of manufacturing inefficiencies from lower sales partially offset by lower commission and bonus expense.

First Half Fiscal 2016
Methode's first-half Fiscal 2016 net sales decreased $36.1 million, or 8.1 percent, to $411.7 million from $447.8 million in the same period of Fiscal 2015. Year over year, currency rate fluctuations decreased net sales $10.3 million.

Net income decreased $2.6 million to $44.8 million, or $1.15 per share, in the first half of Fiscal 2016 from $47.4 million, or $1.21 per share, in the same period of Fiscal 2015.

Year over year, Fiscal 2016 first-half net income was negatively affected by:

•	lower sales in the Automotive, Interface, Power Products and Other segments;

•	manufacturing inefficiencies due to lower sales in the Interface and Power Products segments;

•	increased expenses for legal and other professional fees of $3.0 million;

•	higher severance, wage and benefit expenses of $1.7 million;

•	costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment of $1.0 million;

•	increased travel and advertising expenses of $0.6 million; and

•	increased amortization expense of $0.4 million.

Year over year, Fiscal 2016 first-half net income benefitted from:

•	favorable commodity pricing of raw materials;

•	favorable currency impact on raw materials and labor costs;

•	lower bonus expense of $5.7 million;

•	lower effective income tax rate that decreased from 24.9 percent to 22.7 percent; and

•	increased production at the Company’s lower-cost manufacturing facility in the Automotive segment.

Consolidated gross margins as a percentage of sales improved to 25.4 percent in the Fiscal 2016 first half compared to 24.7 percent in the Fiscal 2015 period primarily as a result of favorable currency impact on raw materials and labor costs, as well as favorable commodity pricing of raw materials and manufacturing efficiencies due to increased production at the Company’s lower-cost manufacturing facility in the Automotive segment, partially offset by manufacturing inefficiencies related to decreased sales in the Interface and Power Products segments and costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment.

Selling and administrative expenses remained constant at $47.6 million in the Fiscal 2016 and Fiscal 2015 first six-month periods. Selling and administrative expenses as a percentage of net sales increased to 11.6 percent for the Fiscal 2016 first half compared to 10.6 percent in the same period last year due primarily to higher legal, professional service, severance, wage, fringe, travel, advertising and amortization expenses, partially offset by lower bonus expense.

In the Fiscal 2016 first half, income tax expense decreased $2.6 million to $13.1 million from $15.7 million in the Fiscal 2015 first half. The Company’s effective tax rate decreased to 22.7 percent in the Fiscal 2016 first six months compared to 24.9 percent in the prior-year period.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2016 first six months to the same period of Fiscal 2015,

•	Net sales decreased 2.6 percent attributable to:

Methode Electronics, Inc. Reports Fiscal 2016 Second-Quarter Financial Results

•
an 8.5 percent sales decline in North America due to lower volume of the Ford center console program, which substantially completed production at the end of Fiscal 2015, as well as pricing concessions, partially offset by higher General Motors' center console and transmission lead frame assembly product volume; and

•
a 0.9 percent sales decrease in Europe primarily driven by unfavorable currency rate fluctuations, partially offset by improved tooling sales and increased hidden switch product volume; partially offset by

•
a 20.2 percent sales increase in Asia as the result of greater transmission lead frame assembly, linear position and interior lighting product volume, partially offset by lower steering-angle sensor product volume.

•
Gross margins as a percentage of sales improved to 27.8 percent from 24.4 percent due to favorable commodity pricing of raw materials and favorable currency rate on raw materials and labor costs, partially offset by price concessions.

•
Income from operations increased 13.4 percent as the result of favorable commodity pricing of raw materials and favorable currency rate on raw materials and labor costs, partially offset by lower sales, pricing concessions and higher selling and administrative expenses.

Comparing the Interface segment's Fiscal 2016 first half to the same period of Fiscal 2015,

•	Net sales decreased 17.6 percent attributable to:

•	a 69.2 percent sales decrease in Asia due to lower radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt; and

•	a 17.1 percent sales decline in North America driven by decreased appliance and data solutions product volume, partially offset with higher radio remote control volume; partially offset by

•	a 1.7 percent sales increase in Europe as the result of higher radio remote control volume.

•	Gross margins as a percentage of sales decreased to 23.7 percent from 26.7 percent due to costs associated with the transfer of manufacturing from the Philippines to Egypt and reduced sales.

•	Income from operations declined 82.4 percent primarily as the result of increased legal, intangible asset amortization, travel and other selling expenses, as well as lower sales.

Comparing the Power Products segment's Fiscal 2016 first half to the same period of Fiscal 2015,

•	Net sales decreased 25.1 percent attributable to:

•	a 34.9 percent sales decline in North America as the result of lower datacom product volume; and

•	a 12.8 percent sales decrease in Asia driven by reduced busbar and cabling products volume; partially offset by

•	a 6.5 percent sales increase in Europe due to higher bypass switch volume.

•	Gross margins as a percentage of sales decreased to 18.4 percent from 29.4 percent due to manufacturing inefficiencies from lower sales.

•	Income from operations decreased 59.3 percent as the result of manufacturing inefficiencies from lower sales partially offset by lower commission and bonus expense.

Share Repurchase
During the second quarter of Fiscal 2016, the Company purchased $22.8 million, or 710,502 shares, of its outstanding common stock at an average purchase price of $31.99 under its board of directors-authorized $100 million repurchase plan, which terminates September 1, 2017. The program may be suspended or terminated at any time.

Guidance
Methode revised its Fiscal 2016 guidance to sales in the range of $805 million to $825 million, income from operations in the range of $104 to $110 million and earnings per share in the range of $2.06 to $2.18.

Methode Electronics, Inc. Reports Fiscal 2016 Second-Quarter Financial Results

The Company expects earnings in the third quarter to be lower than in the fourth quarter due to the effect of the holidays and continued weakness in its non-automotive businesses. Additionally, it anticipates fourth-quarter earnings will be in line with the second quarter. The guidance ranges for Fiscal 2016 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	pricing concessions in the Automotive segment;

•	lower Ford revenues due to a center console program going end of life;

•	lower revenues in the Interface and Power Product segments;

•	an effective tax rate in the low to mid 20 percent range, and no significant changes in tax valuation allowances or enacted tax laws;

•	the sales volume and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2016;

•	increased compensation expense in the second half of fiscal 2016 related to RSA’s and RSU’s issued during the first half of fiscal 2016;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	the finished goods position of large customers;

•	foreign exchange gains or losses;

•	the anticipated impact of, and costs associated with, litigation instituted primarily against a former Hetronic distributor in Europe;

•	no future unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Our decision to revise guidance is based on our belief that softness in the Interface and Power Products segments’ end markets will continue through the second half of the fiscal year. Additionally, legal expenses associated with the litigation related to Hetronic are anticipated to be higher than we originally expected, impacting our profitability.”

Mr. Duda added, “Further, we remain optimistic that Dabir Surfaces will contribute to Methode’s continued success in the future, and as such, plan to increase our investment in this medical product in the second half of the fiscal year to proceed with independently-qualified clinical studies. Indicators to date show positive response and the potential for Dabir to become a transformative solution to an industry in need of a better approach to patient care.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through January 10, 2016, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13625185. On the Internet, a replay will be available for 30 days

Methode Electronics, Inc. Reports Fiscal 2016 Second-Quarter Financial Results

through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) ability to withstand price pressure, including price concessions; (5) currency fluctuations; (6) timing, quality and cost of new program launches; (7) dependence on our supply chain; (8) dependence on the availability and price of raw materials; (9) customary risks related to conducting global operations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) ability to compete effectively; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to avoid design or manufacturing defects; (17) ability to protect our intellectual property; (18) location of a significant amount of cash outside of the U.S.; (19) ability to withstand business interruptions; (20) a breach of our information technology systems; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Six Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014

Net sales	$208.4	$229.7	$411.7	$447.8

Cost of products sold	157.5	169.5	307.2	337.2

Gross profit	50.9	60.2	104.5	110.6

Selling and administrative expenses	24.5	25.4	47.6	47.6

Income from operations	26.4	34.8	56.9	63.0

Interest income, net	(0.3)	(0.1)	(0.5)	(0.2)
Other (income) / expense	(0.2)	0.2	(0.5)	0.1

Income before income taxes	26.9	34.7	57.9	63.1

Income tax expense	5.7	8.7	13.1	15.7

Net income	21.2	26.0	44.8	47.4

Less: Net income attributable to noncontrolling interest	—	—	—	—
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$21.2	$26.0	$44.8	$47.4

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.55	$0.67	$1.15	$1.23
Diluted	$0.54	$0.66	$1.15	$1.21
Cash dividends:
Common stock	$0.09	$0.09	$0.18	$0.18
Weighted average number of Common Shares outstanding:
Basic	38,972,930	38,694,583	38,913,836	38,571,015
Diluted	39,077,839	39,516,436	39,031,424	39,038,647

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	October 31, 2015	May 2, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$186.6	$168.1
Accounts receivable, net	165.2	170.4
Inventories:
Finished products	13.8	16.0
Work in process	9.7	12.2
Materials	42.7	42.7
	66.2	70.9
Deferred income taxes	13.9	15.0
Prepaid expenses and other current assets	18.5	13.9
TOTAL CURRENT ASSETS	450.4	438.3
PROPERTY, PLANT AND EQUIPMENT	313.5	309.2
Less allowances for depreciation	223.0	215.9
	90.5	93.3
GOODWILL	1.6	1.7
INTANGIBLE ASSETS, net	10.1	11.3
PRE-PRODUCTION COSTS	9.4	10.5
DEFERRED INCOME TAXES	28.9	32.1
OTHER ASSETS	19.0	18.6
	69.0	74.2
TOTAL ASSETS	$609.9	$605.8
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$71.2	$70.1
Other current liabilities	40.3	60.5
TOTAL CURRENT LIABILITIES	111.5	130.6
LONG-TERM DEBT	22.0	5.0
OTHER LIABILITIES	3.9	4.0
DEFERRED COMPENSATION	7.8	7.2
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,453,447 and 39,702,036 shares issued as of October 31, 2015 and May 2, 2015, respectively	19.7	19.9
Additional paid-in capital	108.7	102.2
Accumulated other comprehensive income	(16.4)	(8.3)
Treasury stock, 1,346,624 shares as of October 31, 2015 and May 2, 2015	(11.5)	(11.5)
Retained earnings	364.1	356.5
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	464.6	458.8
Noncontrolling interest	0.1	0.2
TOTAL EQUITY	464.7	459.0
TOTAL LIABILITIES AND EQUITY	$609.9	$605.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Six Months Ended
	October 31, 2015	November 1, 2014
OPERATING ACTIVITIES
Net income	$44.8	$47.4
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	10.8	11.2
Amortization of intangibles	1.2	0.8
Amortization of stock awards and stock options	2.2	2.2
Changes in operating assets and liabilities	(9.9)	1.6
NET CASH PROVIDED BY OPERATING ACTIVITIES	49.1	63.2

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9.5)	(10.8)
NET CASH USED IN INVESTING ACTIVITIES	(9.5)	(10.8)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(7.6)	—
Purchase of common stock	(22.8)	—
Proceeds from exercise of stock options	0.4	6.3
Excess tax benefit from equity-based compensation	4.0	—
Cash dividends	(6.9)	(6.9)
Proceeds from borrowings	25.0	—
Repayment of borrowings	(8.0)	(18.0)
NET CASH USED IN FINANCING ACTIVITIES	(15.9)	(18.6)

Effect of foreign currency exchange rate changes on cash	(5.2)	(6.0)

INCREASE IN CASH AND CASH EQUIVALENTS	18.5	27.8
Cash and cash equivalents at beginning of period	168.1	116.4
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$186.6	$144.2